                                                                   EXHIBIT 10.18

THIS PROMISSORY NOTE IS SUBJECT TO A SUBORDINATION AGREEMENT IN FAVOR OF KEYBANK NATIONAL ASSOCIATION. A COPY MAY BE OBTAINED UPON REQUEST TO A MEMBER OF THE MAKER BY CALLING (212) 551-0117.

                     SUBORDINATED SECURED PROMISSORY NOTE

$685,694.87                                                   SEPTEMBER 28, 2002

FOR VALUE RECEIVED, STRATEGIC TECHNICAL ALLIANCE, LLC, a limited liability company organized under the laws of the State of Delaware ( the "Maker,") hereby promises to pay to the order of BURLINGTON INDUSTRIES, INC. or assigns (the "Holder,") the principal sum of six hundred eighty five thousand-six hundred-ninety five dollars.

1. MATURITY DATE. All principal and accrued but unpaid interest shall be due to the Holder on the second anniversary of the original date of issuance of this Note (the "Maturity Date.")

2. PAYMENT OF PRINCIPAL. The Maker shall pay principal in the following eight (8) installments on or before the dates set forth below (each a "Principal Payment Date"):

                  DATE OF PAYMENT              AMOUNT
                  January 31, 2003           $85,711.85
                  April 30, 2003             $85,711.85
                  July 31, 2003              $85,711.85
                  October 31, 2003           $85,711.85
                  January 30, 2004           $85,711.85
                  April 30, 2004             $85,711.85
                  July 30, 2004              $85,711.85
                  October 31, 2004           $85,711.85

3. INTEREST. The Maker shall pay interest on the balance of the principal of this Note outstanding from time to time quarterly, in arrears, on or before each Principal Payment Date following the last day of each calendar quarter, at the prime rate of the holder (or if there is more than one, the primary holder) of Senior Indebtedness (as defined below) (currently KeyBank National Association) in effect on the last day of such calendar quarter that such holder is opened for business, pro rated for any period of less than a full calendar quarter that this Note is outstanding based on the number of days in such calendar quarter.

4.   SUBORDINATION.

     (a) For purposes of this Section 4, the term "Senior Indebtedness" shall mean the indebtedness of the Maker to its primary lending bank or banks outstanding from time to time. All references to "holders" of Senior Indebtedness shall also refer to a single holder if there is only one such holder, as the circumstances shall require.

     (b) No payment on account of the principal of, or interest on, this note shall be made if at the time such payment would otherwise be made, the holders of the Senior Indebtedness have declared the Senior Indebtedness to be in default.

     (c) Subject to payment in full of the Senior Indebtedness, the Holder shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of the assets of the Maker made on such Senior Indebtedness until all principal and interest on this Note shall be paid in full. For purpose of such subrogation, no payments or distributions to the holders of Senior Indebtedness of any cash, property or securities to which any holder of this Note would be entitled except for the subordination provisions to this Section 4 shall, as between the Holder and the Maker and/or its creditors (other than the holders of the Senior Indebtedness) be deemed to be a payment on account of the Senior Indebtedness.

     (d) The provisions of this Section 4 are and are intended to be solely for the purposes of defining the relative rights of the Holder and the holders of Senior Indebtedness, and nothing in this Section 4 shall impair, as between the Maker and the Holder, the obligation of the Maker, which is unconditional and absolute, to pay to the Holder the principal hereof and interest hereon in accordance with the terms hereof; nor shall anything herein prevent the holder from exercising all remedies otherwise permitted by applicable law or hereunder upon default, subject to the rights set forth above of the holders of Senior Indebtedness.

5. EVENTS OF DEFAULT. At the option of the Holder, all unpaid principal and accrued but unpaid interest on this Note shall become immediately due and payable without presentment, demand, protest or notice of any kind if any one or more of the events described in clauses (a) and (b), below, occurs (each and "Event of Default"):

     (a)  The Maker -

       (i)   fails to pay any installment of interest or principal when due;

       (ii) commences any voluntary proceeding under any provision of Title 11 of the United States Code, as now in effect or as hereafter amended; or commences any other proceeding under any law, now or hereafter in force relating to bankruptcy, insolvency, reorganization, liquidation, or otherwise relating to its relief as a debtor or the readjustment of its indebtedness;

       (iii) makes any assignment for the benefit of creditors or a composition or similar arrangement with creditors; or

       (iv) appoints a receiver, trustee or similar judicial officer or agent to take charge of, or liquidate any of its property or assets.

     (b)  Any involuntary proceeding of the kind described in clauses (a)(ii),
          (a)(iii) or (a)(iv), above, is commenced against the Maker.

6. PREPAYMENT. At the option of the Maker, this note may be prepaid in whole or in part at any time without penalty or premium. Any such prepayment shall be applied first to the payment of accrued but unpaid interest as of the date of such prepayment and then to the payment of the principal balance hereof.

7. SECURITY INTEREST. The Maker has granted to the Holder a present security interest in all of the Maker's assets, both tangible and intangible pursuant to a security agreement between the Holder and the Maker of even date herewith. The security interest is subordinate in right of payment, performance and priority only to the security interest of the holders of Senior Indebtedness in effect from time to time.

8.   GENERAL.

     (a) None of the terms or provisions of this Note may be excluded; modified or amended except by a written instrument duly executed by the Holder and Maker expressly referring to this Note and setting forth the provision so excluded, modified or amended.

     (b) The Maker hereby waives presentment, demand, presentment for payment, protest, notice of protest, notice of dishonor of this Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

     (c) This Note shall be governed by an construed in accordance with the domestic laws of the State of New York without giving effect to any choice of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York and shall be binding upon the successors and assigns of the Maker and shall inure to the benefit of the successors and assigns of the Holder.

STRATEGIC TECHNICAL ALLIANCE, LLC


By: /s/ AMBER M. BROOKMAN
   --------------------------------
   Amber M. Brookman
   Member